EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                                  Nine months ended
                                                                    September 30,
                                                              2000                1999
Numerator:
  Net income                                                $ 440,760           $ 95,288

  Effect of dilutive securities:
    Eller put/call option agreement                                --             (2,300)  *
    Convertible debt - 2.625% issued in 1998                    7,358              7,358   *
    Convertible debt - 1.5% issued in 1999                      7,313                 --
    LYONS - 1996 issue                                           (364)             1,939   *
    LYONS - 1998 issue                                          3,427              2,269   *
    Less: Anti-dilutive items                                      --             (9,266)

Numerator for net income per
  common share - diluted                                    $ 458,494           $ 95,288

Denominator:
  Weighted average common shares                              370,099            303,970

  Effect of dilutive securities:
     Stock options and common stock warrants                   10,063              7,649   *
    Eller put/call option agreement                                --              1,129   *
    Convertible debt - 2.625% issued in 1998                    9,282              9,282   *
    Convertible debt - 1.5% issued in 1999                      9,454                 --
    LYONS - 1996 issue                                          3,871              2,117   *
    LYONS - 1998 issue                                          3,085              1,684   *
    Less: Anti-dilutive items                                      --            (21,861)

Denominator for net income
  per common share - diluted                                  405,854            303,970

Net income per common share:
  Basic                                                     $    1.19           $    .31

  Diluted                                                   $    1.13           $    .31

* Denotes items that are anti-dilutive to the calculation of earnings per share.
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 EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            September 30,                          Year Ended
                                          2000       1999        1999       1998      1997       1996       1995
Income before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                      831,394    195,092    220,213    117,922    104,077     71,240     49,817
Dividends and other received from
  nonconsolidated affiliates                8,818      5,800      7,079      9,168      4,624     10,430      1,432

Total                                     840,212    200,892    227,292    127,090    108,701     81,670     51,249

Fixed Charges
Interest expense                          244,875    132,932    192,321    135,766     75,076     30,080     20,752
Amortization of loan fees                     234      1,553      1,970      2,220      1,451        506      1,004
Interest portion of rentals                80,416     17,350     24,511     16,044      6,120        424        361

Total fixed charges                       325,525    151,835    218,802    154,030     82,647     31,010     22,117

Preferred stock dividends
Tax effect of preferred dividends              --         --         --         --         --         --         --
After tax preferred dividends                  --         --         --         --         --         --         --
Total fixed charges and
  preferred dividends                     325,525    151,835    218,802    154,030     82,647     31,010     22,117

Total earnings available for
 payment of fixed charges               1,165,737    352,727    446,094    281,120    191,348    112,680     73,366
Ratio of earnings to fixed
  Charges                                    3.58       2.32       2.04       1.83       2.32       3.63       3.32

Rental fees and charges                   321,665    216,880    306,393    200,550     76,500      5,299      4,510
Interest rate                                 25%         8%         8%         8%         8%         8%         8%
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